Exhibit 99.1

RUBENSTEIN PUBLIC RELATIONS
1345 AVENUE OF THE AMERICAS NEW YORK, NY www.rubensteinpr.com RUBENSTEIN PUBLIC RELATIONS CONTACT: LAUREN SACHS 212-843-8392 lsachs@rubensteinpr.com

FOR IMMEDIATE RELEASE

EFFINGHAM COUNTY APPROVES MOON RIVER STUDIOS MASTER PLAN

Rincon, GA – July 23, 2015 – FONU2, Inc. (OTCQB: FONU) (“FONU2”) announced today that the Effingham County Board of Commissioners (“Commission”) has approved the Company’s Master Plan to develop a 1,560 acre full service film production facility. The approval by the Commission is another significant milestone that has been achieved, and was a necessary step prior to construction permits being issued. This follows a critical path that has been created by the Company’s management team and its civil engineers. The milestones and dates completed include:

Survey for Water Line	April 2, 2015
Updated Master Plan (submission)	April 13, 2015
Survey for Spine Road	April 15, 2015
Engineering Design for Water Line (submission)	April 16, 2015
Topo Survey for Studio Site (57 + acres)	May 13, 2015
Septic System Drain Field Survey (3+ acres)	June 1, 2015
Septic System Soil Investigation	June 14, 2015
Engineering Design for Spine Road (submission)	June 15, 2015
Revised Master Plan (submission)	July 8, 2015
Further Revised Master Plan (submission)	July 14, 2015
County Commission Approval of Master Plan	July 21, 2015

“This is an important project for the county and we are very excited to see the master plan approved,” stated Rick Lott, Executive Director of the Effingham County Chamber of Commerce. “This project is led by a hard working down to earth team, and Moon River Studio’s success will have a profound effect on economic development for the region. I congratulate the team on this latest milestone.”

About FONU2 Inc.:

FONU2 is a public private partnership film studio and production company that is developing a 1,560 acre full service film production facility in Effingham, Georgia. It also has an equipment rental subsidiary serving coastal Georgia and beyond, and has an e-commerce division that is actively seeking acquisitions to integrate into the social media networks vis-a-vis the FONU2 platform. For additional information, visit our Website, www.Fonu2.com. You can also follow us on our social network, Facebook, Google + and Twitter.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor”for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

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